Independent Bank Corp.
First Quarter Earnings Conference Call
April 11, 2007
4:30 p.m. EST

PARTICIPANTS:
Chris Oddleifson, President and CEO
Denis Sheahan, Chief Financial Officer

PRESENTATION:

Operator
Good afternoon, and welcome to the Independent Bank Corp. first quarter 2007 earnings conference call. I’d like to introduce Mr. Denis Sheahan.

Denis Sheahan — Independent Bank Corp. — CFO
Thank you. Good afternoon, everybody, and thank you for joining us on the call. This afternoon’s agenda will include a brief review of our first quarter 2007 earnings and guidance for 2007. We’ll then have some comments by Chris Oddleifson, our Chief Executive Officer, and we’ll end the call with a Q&A period.

Before I review our first quarter 2007 performance, I will read the cautionary statement. This conference call may contain certain forward-looking statements with respect to the financial condition results of operations and business of Independent Bank Corp. Actual results may differ from those contemplated by these statements. Independent Bank Corp. wishes to caution listeners not to place undue reliance on any forward-looking statements and disclaims any intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise.

And now our first quarter 2007 performance. Independent Bank Corp. Reported GAAP diluted earnings per share of $0.45 for the fist quarter 2007, a decrease of 12% from the $0.51 reported in the first quarter of 2006. There are a number of one-time items in the reported periods which are detailed in the earnings release.

Excluding these one-time items, first quarter 2007 diluted earnings per share on an operating basis was $0.47, a decrease of 6% from the $0.50 reported in 2006.

Key takeaways in the first quarter are:

The net interest margin continued to be strong during the quarter at 3.84%.

•	Loan growth slowed in the first quarter particularly in commercial banking, while some of the slowdown is seasonal in nature, we have seen an overall slowdown in commercial lending activity particularly construction lending. Both commercial mortgage and C&I lending have shown good growth on a year-over-year basis at 9% and 5% respectively. Commercial construction is down 18% year-over-year due to the increased rate environment and general real estate and economic conditions. We now expect annual growth in commercial outstandings of 3% in 2007.

Decreases continued by design in the residential real estate and automobile loan portfolios and we expect that trend to continue. Home equity lending and small business banking grew in the first quarter at an annualized rate of 12% and 30% respectively. Overall, the Company’s loan portfolio is now expected to be flat to year-end 2006.

•	Deposits were essentially flat to year-end levels and we expect that to continue for the rest of 2007. We remain focused on controlling the cost of deposits as an important component of maintaining a strong net interest margin.

•	The stock buyback. We announced the second stock repurchase program in December 2006 amounting to 1 million shares or approximately 7% of common stock outstanding. We have repurchased 412,000 shares through March 31, at a weighted average cost of $32.45. The Company’s tangible capital ratio of 6.08% remains strong at March 31, 2007.

•	Core non-interest income growth up 13% was especially positive as the growth in our wealth management revenue continues and assets under management grew by over 20% in the past year. In addition, fee revenue associated with the Compass Exchange Advisors acquisition contributed to the increase.

•	Non-interest expense excluding the early executive retirement cost increased by 2.8% due to increases in the salary and benefit category. Salaries and benefits excluding the same retirement cost increased 7.4% due to merit increases and staffing to support commercial lending, retail wealth management, and the Compass Exchange Advisors acquisition.

•	Non-performing assets increased modestly to $7.4 million at March 31, and represent just 27 basis points of total assets. Net charge off performance is higher than last year, yet still very low at an annualized rate of 18 basis points. The Company provided for loan losses equivalent to the level of net charge-offs and the allowance for loan loss as a percentage of loans increased to 1.34%. Loan portfolio delinquency decreased from 72 basis points at December ‘06 to 62 basis points at March of ‘07 and we have no real estate foreclosures at the end of the quarter. We consider asset quality to be strong.

•	$25 million of the $75 million in junior subordinated debentures will be retired in April 2007. As a result, we will incur a charge to interest expense of approximately $1 million pre-tax in the second quarter. Following this transaction, we will have $50 million outstanding in junior subordinated debentures at a weighted average cost of 6.52% fixed for a ten year period.

•	The acquisition of Compass Exchange Advisors a qualified intermediary that provides 1031 tax deferred exchanges closed at the beginning of 2007. This acquisition provides a new product offering to our customers particularly our commercial customers and will provide a new source of deposit and fee revenue to the Company.

The first quarter of 2007 represents a continuation of management strategy to alter the overall composition of the Company’s earning assets. We continue to focus on commercial and home equity lending while de-emphasizing securities purchases, residential real estate portfolio lending and indirect automobile lending. This has led us to shrink our balance sheet somewhat while changing the overall structure of the Company’s assets and liabilities. We will also continue to focus in growing fee revenue while maintaining a careful eye on expense growth. And now earnings guidance.

We are well positioned as we enter the second quarter of 2007. We have strong capital levels and we are deploying our excess capital in the share repurchase program. Our interest rate risk positioning is solid. The net interest margin has been maintained and the 3.8 to 3.9% since mid 2004, and we expect that to continue for the remainder of 2007, and as I just mentioned our asset quality is strong.

While loan growth was softer in the first quarter than we anticipated, we continue to believe we can meet the earlier announced guidance which is operating diluted earnings per share of $2.05 to $2.10 for 2007 and this estimate excludes the impact of the junior subordinated debentures call which is the unamortized issuance cost of $1 million for a write-off in the second quarter, as well as the early executive retirement cost experienced in the first quarter of 2007. Chris?

Chris Oddleifson — Independent Bank Corp. — President, CEO
Good afternoon, and thank you, Denis. Denis did a thorough job reviewing our performance. I’d just like to make a few points of emphasis. There really is no doubt about it, the banking industry is going through a very difficult period right now and in addition to the general economic cycles, within the last 25 years there have been three particularly tough times. We saw the soaring interest rates of the very early 80s, the credit meltdown of the early 90s and now we are in a prolonged, highly liquid inverted yield curve environment. The search for yield has pushed loan rates down to a point where commercial risk premiums have nearly disappeared and yet bankers are competing for deposits with a current irrational pricing.

In this environment we have chosen to be very careful and disciplined about how we manage our balance sheet, and we believe we’re making decisions that are in the best interest of long term shareholder value creation. We’re avoiding asset classes we know do not meet our hurdles and our focusing on several key areas. The environment is not conducive to maintaining much less increasing our securities portfolio, thus we continue to manage our securities portfolio down, reducing by nearly $32 million or 6.1% since year-end.

Similarly we have de-emphasized consumer auto loan production due to narrow market-rate spreads that do not allow for higher return on our capital. We view the fixed rate residential mortgage business as primarily a secondary market fee income opportunity rather than an asset generator. The quality of our earning assets mix has improved dramatically as a result of these actions. Securities now account for only 18% of assets down from a high of 32%, and commercial loans make up about 55% of our total loan portfolio. And as Dennis pointed out, our margin is holding on very well.

As is evident upon examining our balance sheet, our focus on commercial home equity line and loan generation has not been able to make up for the asset classes we are de-emphasizing, and thus, we have now for the second year engaged in a stock buyback program to return capital to our shareholders. When meeting with investors some of whom are on this call today we received positive feedback as to how we are stewarding capital and we are asked despite this tough environment how are we going to grow. We are going to grow responsibly, and as I discussed in the last earnings call, responsible growth is a major focus for us and here are a few things that we’re doing. First, we’ve added net six new commercial bankers over the last year and as a result our loan approved but not closed pipeline is reasonably good. Commercial, commercial real estate, small business growth has been quite good in this past year at 5%, 9%, and 19% respectively but as Dennis mentioned, construction lending has declined by 18% reflecting the general economic industry rate conditions.

The second thing we’re ramping up the utilization of our second new market tax credit award. This award allows us to give preferential rates and terms to businesses operating in economically distressed areas.

Third, we continue to have a comprehensive approach to earning and retaining retail and smaller business customer relationships, and with our calling efforts, our direct mail, our scorecard based coaching, and our standards of service as we continue to add net new households.

Fourth, we are keenly focused on expanding fee income. Our new management team in our mortgage area is tracking high performing loan originators which we anticipate will translate into more fee income. And for the first time in a long time, we’re right on track in terms of our performance schedule. Our focus on the organic growth of the investment management business continues and we’re exploring the potential to supplement this growth by acquisition. Investment management related fee income is up by over 30% on a comparable quarter basis and our assets under management are nearly $850 million up another 20% or so year-over-year.

On the acquisition front, we are in our preliminary stages of working with an outside firm to identify small to medium size investment management firms that may be looking for a partner. We’ve had a few very preliminary meetings and there’s nothing to report at this point. We have two new branches, one in Quincy, a new market for us and one in Abington, a fill in market, that are about to begin construction. As managing a network that is dynamic we’ve also announced we’re closing one of our five branches in-Brockton. We also have demonstrated excellent cost control in the past. Our expenses increased only 1.1% in ‘06 over ‘05. We anticipate a greater growth rate this year, as a result of a number of growth related initiatives namely a full year cost of the new commercial lenders, two new higher cost branches, expense associated with Compass Exchange Advisors. Our search for further ways to become more efficient and effective continues and we’re looking for ways to reduce anticipated expenses for this year.

Speaking of Compass Exchange Advisors, as you’re aware we had closed on that acquisition on the second day of the year. They are fully on board, integrated, and are meeting our expectations and it is a great fit for both of us.

I will not repeat the summary as Denis provided on our credit quality, other than to say that we are not directly exposed to the subprime meltdown, and there appears to be an emerging consensus there will not be significant implications in the higher credit quality of sectors where we operate. I do want to mention on this call that some of you, if you read our 8-Ks carefully are aware that Ferd Kelley, who has been our commercial lending chief for 14 years and was also head of our investment management since late 1999 has announced that he will retire on June 30, 2007.

When Ferd joined the bank in early 1993 times were tough. Rockland Trust had $45 million in non performing assets and a total loan portfolio of only $495 million. Ferd helped build piece by piece the rock solid credit culture that led Rockland Trust to where we are today, a bank with, as of the end of ‘06 over $1 billion in commercial loans, over $2 billion in total loans, and only about $7 million in non- performing assets. More recently, Ferd has provided oversight for the investment management group as it has significant assets under management. After June 30, Ferd will continue to make himself available through September 30, to assist with the organizational transitions resulting from his departure.

I’m pleased to announce that Ferd’s commercial lending responsibilities will be transferred to Gerry Nadeau with the coming months and effective immediately, Gerry has been promoted to assume responsibility for our commercial lending regions which now all report to Gerry. Gerry’s been with Rockland Trust for over 20 years, is highly respected both within the bank and in the community. The Board, the Senior Management team and I have a high level of confidence that our commercial emphasis in growth will not be interrupted in any way.

I’d like to wrap up with comments on the guidance for ‘07 Denis provided. Clearly our goal is to grow net income over time and we certainly have shown our ability to do this over the long run. Unfortunately, the current interest rate environment does not facilitate shareholder value creating EPS growth. We could add securities that adds net income. We could build our indirect auto portfolio and add EPS growth but the risk adjusted returns would not meet our or your thresholds. We’re instead focused on responsible growth such as adding commercial bankers, opening branches, critical reviewing our existing branches and engaging in acquisitions as well as returning capital to our shareholders.

To wrap it up I believe we continue to have the right ingredients for success, we operate in a healthy and growing area of Massachusetts, we have a great team, great credit culture, increasingly number of loyal customers like doing business with the Company and your management team is focused on the long run, not the short run. And as we’ve described, we have a whole set of plans in areas of emphasis that we are pursuing to pursue that growth and that concludes my comments.

Denis Sheahan — Independent Bank Corp. — CFO
Thank you, Chris. This concludes the call presentation. I’ll now open the call for questions.

Operator
[OPERATOR INSTRUCTIONS] Our first question comes from the line of Damon DelMonte with KBW.

<Q>: Hi. Good afternoon, guys. How are you?

Chris Oddleifson — Independent Bank Corp. — President, CEO
Good.

<Q>: Just wondering if you could go over the loan guidance. You had mentioned that you now are expecting 3% annual growth in the commercial portfolio.

Chris Oddleifson — Independent Bank Corp. — President, CEO
Damon, that’s right. 3% growth in the commercial portfolio, a little bit slower than we originally expected and that will be offset by decreases in residential and indirect auto. We are still looking for low double digit growth in the home equity portfolio so overall, when you take all of those factors and put them together, the loan portfolio we expect to be flat to the same level at the end of 2006.

<Q>: And how about with respect to the securities portfolio?

Denis Sheahan — Independent Bank Corp. — CFO
Securities portfolio consistent with what we’ve talked about in January, we expect that to be about 15% of assets at the end of the year. It’s currently 18% but we do expect it to continue to reduce throughout the year.

<Q>: Okay. And then just one detail question. In the other non-interest income line item that was $1.3 million this quarter, anything out of the ordinary that we wouldn’t expect going forward?

Denis Sheahan — Independent Bank Corp. — CFO
No. The increase in that particular line item is where the benefit, the fee benefit of the 1031 exchange business is felt and if that becomes a more material number we’ll split it out separately, but that was the reason for the growth. We would expect that to continue. It may be somewhat lumpy, Damon, but we would expect it to be around that level over time.

<Q>: Great. Thank you very much.

Denis Sheahan — Independent Bank Corp. — CFO
Sure.

Operator
[OPERATOR INSTRUCTIONS] Our next question comes from the line of Al Savastano with Janney Montgomery Scott. Hi, guys, how are you?

Chris Oddleifson — Independent Bank Corp. — President, CEO
Hi, Al.

<Q>: Could you give us a little color on the charge off. Is most of that the indirect portfolio?

Denis Sheahan — Independent Bank Corp. — CFO
It was, we actually had a commercial charge off for the first time in a long time. Our net charge-offs in commercial lending were about $300,000, a couple of small loans, one in the retail industry, one in construction, so that’s really what elevated our charge off level in the first quarter. Our auto charge-offs are running fairly consistent to what we’ve been experiencing in the past, and our annualized charge off ratio for the auto business is somewhere between 50 and 60 basis points and we’re still running in that area.

<Q>: Okay, great. And then if I can get you or Chris to expand a little bit more on the real estate markets and why you think you won’t be impacted by subprime at all and if you could just give us a sense of both on the residential and commercial markets, how you feel about the markets and real estate in general.

Denis Sheahan — Independent Bank Corp. — CFO
Want me to take it?

Chris Oddleifson — Independent Bank Corp. — President, CEO
I’ll say a couple things, Denis and you can jump in. On the direct sort of, sorry about that, in terms of not directly impacted, we don’t have any subprime assets on our balance sheet, and we don’t anticipating originating any of those, and the question is then, will some of the subprime malaise sort of go up market to the higher credit quality that are influencing delinquencies. We are not seeing any impact whatsoever at all on our delinquencies in our portfolios. In fact our delinquencies rates are improving. We have no foreclosures, isn’t that right, Denis?

Denis Sheahan — Independent Bank Corp. — CFO
Yes.

Chris Oddleifson — Independent Bank Corp. — President, CEO
In our portfolio. We are surrounded in a market that in fact foreclosures are increasing exponentially. You peel that back and to look at who were the originators of those mortgages that are now being foreclosed, you see the big national out of state players that are operating through mortgage bankers and brokers in states, so we do not see any, while we see a lot of activity around us, there’s no, not even any early indications or upticks in our own portfolios that we have an issue.

On the real estate market overall, we very carefully track values of condos and single family homes in our primary counties, and we have done so for a number of years. What we’ve seen is, you may recall from previous conference calls, Al, that we were sort of estimating our current peak to drop of 5 to 6%. We’re now seeing up to in the 8, 9% and in some counties, one county in Plymouth county, condos for example, are seeing maybe even a 15% reduction, and interestingly, anecdotally, we’re hearing from the brokers at the lower, the real estate sales are beginning to appear to pick up in this market and that the buyers are sensing that fact that we may have hit bottom. We don’t have any data to support that. That’s just anecdotal comments now from the market. Denis?

Denis Sheahan — Independent Bank Corp. — CFO
I agree with everything you said, Chris. I guess I’d just add to it, Al, is you’re questioning why do we think that we may be immune to it. I wouldn’t say we’ll be immune to it. We don’t have any foreclosures currently. We may have foreclosures but we don’t see any, there are no early indicators of material number of foreclosures coming our way. What I would tell you is we just went through a process this quarter where we rescored our entire home equity and residential portfolio and we reappraised it using automated appraisal methods and our home equity portfolio and residential portfolio showed very good stability.

I’ll give you some high level numbers on the home equity and residential. Home equity loans at March 31, we had a weighted average FICO of 744, weighted average combined loan to value 52%. Our home equity line portfolio had a weighted average FICO of 751 and a weighted average combined LTV of 58 and then our residential portfolio, bear with me a second, had weighted average combined loan to value of 56% and a weighted average FICO of 737. So those are some of the measures we look at. We also track very carefully as Chris talked about the change in the price of the real estate. Prices have come down even over the last quarter. We may not be at the bottom yet, but we think we’re in a pretty good position from a consumer perspective. Our commercial portfolio, we are happy with the quality of that portfolio, yes we did have a charge off in the first quarter, but we think we’ve demonstrated, we’ve got pretty good credit quality there over time and we expect that to continue.

<Q>: That’s great color. Thank you. So one more question on the commercial portfolio, the balances were a little bit flat in commercial real estate. Did you have a high pay off or was that just a reflection of demand?

Denis Sheahan — Independent Bank Corp. — CFO
Combination of. We did have some pay-offs in the first quarter, but also demand has softened somewhat. We expect it to pick particularly in C&I and commercial real estate for the rest of the year. However, construction we wouldn’t be surprised to see construction continue to decrease. Some of that is actually very good because projects are being paid out as they go to maturity, and go to permanent financing. We don’t necessarily do the permanent financing, but it isn’t necessarily a bad thing that construction loans pay down.

<Q>: Great. Thank you.

Denis Sheahan — Independent Bank Corp. — CFO
Sure.

Operator
[OPERATOR INSTRUCTIONS] Gentlemen, I’m showing no questions in the queue at this time. Do you have any closing remarks?

Chris Oddleifson — Independent Bank Corp. — President, CEO
Yes, thank you, everybody for joining us on the call. We look forward to speaking with you after our Q2 results. Thank you.

Operator
Ladies and gentlemen, this concludes today’s teleconference. Thank you for your participation.